AGREEMENT AND PLAN OF MERGER

AMONG

ONLINE RESOURCES CORPORATION,

INCURRENT ACQUISITION, LLC

AND

INCURRENT SOLUTIONS, INC.

Dated as of October 18, 2004

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER SECTION 1.01. The Merger.	2
SECTION 1.02. Closing. SECTION 1.03. Effective Time of the Merger. SECTION 1.04. Effects of the Merger. SECTION 1.05. Articles of Incorporation; Bylaws. SECTION 1.06. Directors.

ARTCILE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CORPORATIONS SECTION 2.01. Merger Consideration.	2
SECTION 2.02. Effect on Capital Stock	3

SECTION 2.03. Exchange of Certificates...................................................... 5

SECTION 2.04. Treatment of Options and Warrants...........................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company.
SECTION 3.02. Representations and Warranties of Parent and Sub.

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

SECTION 4.01. Conduct of Business.

ARTCILE V ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of Solicitation Materials; Shareholder Consent Solicitation.

SECTION 5.02. Access to Information; Confidentiality.
SECTION 5.03. Reasonable Best Efforts.
SECTION 5.04. Public Announcements.
SECTION 5.05. No Solicitation.
SECTION 5.06. Stock Listing.
ARTICLE VI CONDITIONS PRECEDENT
SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger.
SECTION 6.02. Conditions to Obligations of Parent and Sub.
SECTION 6.03. Conditions to Obligation of the Company.
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01. Termination.
SECTION 7.02. Effect of Termination.
SECTION 7.03. Amendment.
SECTION 7.04. Extension; Waiver.
SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver.
ARTICLE VIII REGISTRATION RIGHTS
SECTION 8.01. Parent Registration.
SECTION 8.02. Form S-3 Registration.
SECTION 8.03. Obligations of the Parent.
SECTION 8.04. Furnish Information.
SECTION 8.05. Expenses of Registration.
SECTION 8.06. Delay of Registration.
SECTION 8.07. Assignment of Registration Rights.
ARTCILE IX ESCROW AND INDEMNIFICATION
SECTION 9.01. Survival of Representations and Warranties.
SECTION 9.02. Escrow Fund.
SECTION 9.03. Indemnification.
SECTION 9.04. Limitation of Indemnification Obligations.
SECTION 9.05. Damages Threshold.
SECTION 9.06. Escrow Paid.
SECTION 9.07. Method of Asserting Claims.
SECTION 9.08. Shareholders’ Representative; Power of Attorney.
SECTION 9.09. Distributions; Voting.
ARTCILE IX GENERAL PROVISIONS
SECTION 10.01. Remedies.
39
SECTION 10.02. Notices.
SECTION 10.03. Definitions.
SECTION 10.04. Interpretation.
SECTION 10.05. Counterparts.
SECTION 10.06. Entire Agreement; No Third-Party Beneficiaries.
SECTION 10.07. Governing Law.
SECTION 10.08. Assignment.
SECTION 10.09. Enforcement.
SECTION 10.10 Severability of Provisions.
SECTION 10.11 Exclusive Jurisdiction.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Merger Agreement”) is made and entered into as of October 18, 2004 by and among Online Resources Corporation, a Delaware corporation (“Parent”), Incurrent Acquisition, LLC, a New Jersey limited liability company and a direct wholly owned subsidiary of Parent (“Sub”), and Incurrent Solutions, Inc., a New Jersey corporation (the “Company”). Certain capitalized terms used herein are defined in Section 10.03 hereto.

WHEREAS, the respective Boards of Directors of Parent and the Company deem it advisable and in the best interests of such corporations and their respective stockholders that the Company be merged with and into the Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Merger Agreement;

WHEREAS, such Boards of Directors have approved the Merger, pursuant to which each outstanding share of the no par value common stock, Series A Cumulative Convertible Preferred Stock and Series B Cumulative Convertible Preferred Stock of the Company (hereinafter “Common Stock”, “Series A Preferred Stock” and “Series B Preferred Stock” of the Company and collectively the “Company Capital Stock”) will be converted into the right to receive the Merger Consideration;

WHEREAS, approval of the Merger and this Merger Agreement require the vote (the “Company Shareholder Approval”) of the holders of the Company’s Capital Stock (“Shareholders”) in accordance with New Jersey law and the Company’s certificate of incorporation, as amended;

WHEREAS, the Parent and Sub have obtained Voting Agreements from several shareholders of the Company to vote in favor of the Merger;

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for federal income tax purposes, the parties desire that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Merger Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with the New Jersey Business Corporation Act (“BCA”) and the New Jersey Limited Liability Company Act (“LLCA”), the Company shall be merged with and into the Sub at the Effective Time of the Merger. At the Effective Time of the Merger, the separate existence of the Company shall cease, and the Sub shall continue as the surviving company.

SECTION 1.02. Closing. Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the second business day after satisfaction or waiver by the applicable party of the conditions set forth in Article VI (the “Closing Date”), at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 12010 Sunset Hills Road, Suite 900, Reston, Virginia 20190, unless another date, time or place is agreed to in writing by the parties hereto.

SECTION 1.03. Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form of Exhibit A hereto (the “Certificate of Merger”), with the Secretary of State of the State of New Jersey, in such form as required by and executed in accordance with the relevant provisions of the BCA and LLCA (the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of New Jersey being the “Effective Time of the Merger”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in this Merger Agreement and in the applicable provisions of the BCA and LLCA. As used herein, “Surviving Company” shall mean and refer to the Sub, at and after the Effective Time of the Merger, as the surviving business entity in the Merger.

SECTION 1.05. Certificate of Organization. At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the certificate of formation of the Sub as in effect at the Effective Time of the Merger, shall be the certification of formation of the Surviving Company.

SECTION 1.06. Directors. The terms of the directors of the Company at the Effective Time of the Merger shall be deemed to terminate.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CORPORATIONS

SECTION 2.01. Merger Consideration.

(a) Shares and Cash. The aggregate consideration payable at the Effective Time of the Merger to the holders of shares of the Company’s Capital Stock (“Merger Consideration”) shall be (i) one million (1,000,000) shares of the Parent’s common stock, $.001 par value per share (“Parent Common Stock”) plus (ii) cash (“Cash Consideration”) in an amount equal to the difference between (A) Eight Million Dollars ($8,000,000) and (B) the sum of (1) amounts payable to holders of options to purchase Common Stock in consideration of their continued service with the Surviving Company following the Effective Time of the Merger and cancellation of their Company options in accordance with Section 2.04 (“Option Payments”), the total of which shall not exceed the difference between (A) $1,025,000 and (B) 6.8333% of the Transaction Expenses (as defined below), (2) amounts payable to holders of warrants to purchase shares of the Company’s Capital Stock in cancellation of their warrants in accordance with Section 2.04 (“Warrant Payments”) and (3) fees and expenses that the Company has incurred to third parties in connection with the negotiation and execution of this Merger Agreement and consummation of the Merger (“Transaction Expenses”), including attorney’s fees, advisor fees, commissions and expenses but excluding any accounting fees payable to any of the Company’s accounting firms. At the Effective Time of the Merger, Parent shall provide the funds necessary to make all payments required under (1), (2) and (3) above.

(b) Adjustment Option. Notwithstanding the above, if at the Closing the aggregate value of the shares of Parent Common Stock, based upon the closing price per share as reported on the Nasdaq Stock Market on the trading day immediately preceding the Closing Date (“Closing Price”), is less than forty per cent (40%) of the total Merger Consideration, then at the option of the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (determined on as as-converted basis), Parent at the Closing will increase the number of shares of Parent Common Stock and decrease the Cash Consideration such that (i) after increasing the number of shares and (ii) decreasing the amount of cash at the rate of $7.00 per each additional share, the value of the shares at the Closing based upon the Closing Price will constitute forty percent (40%) (plus any fraction of a percent resulting from the delivery of a whole number of shares) of the total Merger Consideration. Any such increase in the number of shares will be proportionately paid to the Shareholders based upon the number of shares of Parent Common Stock they would otherwise receive under Sections 2.02 (c), (d) and (e) were the aforesaid option not exercised. For each additional share of Parent Common Stock a Shareholder receives, the Cash Consideration otherwise payable to such Shareholder will be reduced by $7.00.

SECTION 2.02. Effect on Capital Stock. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Sub or any holder of any shares of Company Capital Stock:

(a) Member Interest of Sub. The member interest of Sub that the Parent holds shall remain outstanding.

(b) Cancellation of Certain Company Capital Stock. Each share of Company Capital Stock that is owned by the Company or any Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.01(b) and subparagraph (i) of this Section 2.02, each issued and outstanding share of Common Stock (other than shares canceled pursuant to Section 2.02(b) and Dissenting Shares), shall be converted into the right to receive (i) a number of shares of Parent Common Stock equal to the product of (A) 40,044 shares of Parent Common Stock and (B) a fraction, the numerator of which is one and the denominator of which is the number of issued and outstanding shares of Company Common Stock at the Effective time of the Merger (the “Common Stock Fraction”) and (ii) cash equal to the product of (A) the difference between (1) $1,588,407and (2) 12.4581% of the Transaction Expenses and (B) the Common Stock Fraction.

(d) Conversion of Series A Preferred Stock. Subject to Section 2.01(b) and subparagraph (i) of this Section 2.02, each outstanding share of Series A Preferred Stock (other than shares canceled pursuant to Section 2.02(b) and Dissenting Shares) shall be converted into the right to receive (i) a number of shares of Parent Common Stock equal to the product of (A) 401,670 shares of Parent Common Stock and (B) a fraction, the numerator of which is one and the denominator of which is the number of issued and outstanding shares of Series A Preferred Stock at the Effective Time of the Merger (the “Series A Fraction”), and (ii) cash equal to the product of (A) the difference between (1) $2,253,880 and (2) the sum of 33.7704% of the Transaction Expenses and 41.8424% of the Warrant Payments and (B) the Series A Fraction.

(e) Conversion of Series B Preferred Stock. Subject to Section 2.01(b) and subparagraph (i) of this Section 2.02, each outstanding share of Series B Preferred Stock (other than shares canceled pursuant to Section 2.02(b) and Dissenting Shares) shall be converted into the right to receive (i) a number of shares of Parent Common Stock equal to the product of (A) 558,286 shares of Parent Common Stock and (B) a fraction, the numerator of which is one and the denominator of which is the number of issued and outstanding shares of Series B Preferred Stock at the Effective Time of the Merger (the “Series B Fraction”), and (ii) cash equal to the product of (A) the difference between (1) $3,132,713 and (2) the sum of 46.9382% of the Transaction Expenses and 58.1576% of the Warrant Payments and (B) the Series B Fraction.

(f) Aggregation of Fractional Shares. No fractional shares resulting from the conversion of the Common Stock, Series A Preferred Stock and Series B Preferred Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock (after aggregating all fractional shares otherwise issuable to such holder) shall receive an amount of cash (rounded to the nearest whole cent) equal to the product of any remaining fractional share multiplied by the $7.00.

(g) Cancellation and Retirement of Company Capital Stock. At the Effective Time of the Merger, and as a result of the conversions resulting from subparagraphs (c), (d) and (e) above, all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time of the Merger shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock (collectively, the “Certificates”) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock) to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.03, other than as provided in Section 2.02(h) or by law.

(h) Dissenting Shares. Notwithstanding anything in this Merger Agreement to the contrary, shares of Company Capital Stock which were outstanding on the date for the determination of shareholders entitled to vote on the Merger, and which were not voted in favor of or were voted against the Merger, and the holders of which have demanded that the Company purchase such shares at their fair market value in accordance with the BCA and the holders of which shall not have otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the BCA (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holders thereof shall be entitled to have their shares purchased by the Parent for cash at the fair market value of such Dissenting Shares as agreed upon or determined in accordance with the provisions of the BCA; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the BCA, such holder’s shares of Company Capital Stock shall thereupon be deemed to have been converted, at the Effective Time of the Merger, into the right to receive the Merger Consideration set forth in Sections 2.02(c), (d) and (e) of this Merger Agreement, without any interest thereon. If a holder of any shares of Company Capital Stock shall become entitled to receive payment for such shares pursuant to the BCA, then the Parent shall make such payment.

(i) Escrow. At the Effective Time of the Merger, Parent and Sub shall deduct and pay into escrow from the shares of Parent Common Stock and the Cash Consideration otherwise issuable and payable upon the conversion of the Company Capital Stock as above described the following:

(i)	From the holders of shares of Common Stock, all 40,044 shares of Parent Common Stock issuable to them; and

(ii)	From the holders of Series A Preferred Stock and Series B Preferred Stock, pro rata to the shares of Parent Common Stock and Cash Consideration issuable and payable to them, 145,211 shares of Parent Common Stock and $806,489.

In addition to the above, the Company will attempt to obtain for payment into escrow $138,399 from the Option Payments and $8,330 from the Warrant Payments. To the extent the total of such amounts exceeds the amount so obtained from the Option Payments and the Warrant Payments, the excess shall be deducted pro rata from the cash Consideration otherwise payable to the holders of Company Capital Stock. The amounts, if any, obtained from the Option Payments and the Warrant Payments will be added to the amounts deposited into escrow from the shares of Parent Common Stock and Cash Consideration otherwise issuable and payable to the holders of Company Capital Stock upon conversion of their shares. The Parent shall deliver such shares and cash to an escrow agent mutually acceptable to the Company and Parent for the purpose of securing the indemnification obligations of the holders of Company Capital Stock in accordance with the provisions of Section 9.03 below and the Escrow Agreement attached hereto as Exhibit B. Such shares and cash shall only be disbursed in accordance with the Escrow Agreement. The approval of this Merger Agreement by the holders of shares of the Company Capital Stock shall constitute approval of the Escrow Agreement, the appointment of the escrow agent and the deposit of the Initial Escrow Shares (as defined in Article IX) and cash into escrow.

SECTION 2.03. Exchange of Certificates.

(a) Exchange Agent. At the Effective Time of the Merger, Parent shall enter into an agreement with American Stock Transfer & Trust Co. or such other bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) which shall provide that Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the Cash Consideration issuable and payable pursuant to Section 2.02 in exchange for outstanding shares of Company Capital Stock, and any cash payable in lieu of any fractional shares of Parent Common Stock (such shares and cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Within three business days from the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of Certificates immediately prior to the Effective Time of the Merger whose shares were converted into the right to receive shares of Parent Common Stock and cash pursuant to Sections 2.02(c), (d) and (e) (other than any holder of Dissenting Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive less any Initial Escrow Shares attributable to such holder and such holder’s share of the Cash Consideration less amounts withheld from such Cash Consideration under Section 2.02(i) in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Company Capital Stock then held by such holder and cash in lieu of any fractional share in accordance with Section 2.02(f)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Capital Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and the appropriate share of the Cash Consideration may be issued and delivered to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03 each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Capital Stock represented by such Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated above.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be distributed to any such holder (i) the certificate or certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest, less the Escrow Shares (as defined in Article IX) attributable to such holder if the escrow still exists, (ii) such holder’s pro rata share of the Cash Consideration less the portion of the cash escrow applicable thereto in accordance with Section 2.02(i) if the escrow still exists, (iii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of any dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock, and (iv) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon conversion of shares of Company Capital Stock in accordance with the terms hereof, and all cash paid pursuant to Sections 2.02(c), (d) and (e), and 2.02(f), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Capital Stock which were outstanding prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Company or the Parent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 2.03 which remains undistributed to the holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

(f) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time of the Merger, or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

SECTION 2.04. Treatment of Options and Warrants. The Company shall take such actions as is warranted so as to cause all holders of outstanding options and warrants of the Company to accept, as to the options and subject to the limitation set forth in Section 2.01, the Option Payments, and as to the warrants, a negotiated payment of cash, in full satisfaction of all rights existing under such options and warrants so that as of the Effective Time of the Merger all such outstanding options and warrants shall be cancelled and of no further force or effect. The Company shall withhold all income taxes which by law or regulation it is obligated to withhold on payments it makes to holders of options and warrants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the disclosure schedule of the Company dated as of the date hereof and delivered herewith to Parent (the “Company Disclosure Schedule”), which identifies the section and subsection to which each disclosure therein relates, the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect with respect to the Company. Complete and correct copies of the Company’s Certificate of Incorporation (“Certificate”), as amended, and the Company’s By-laws, as amended (the “By-laws”), as currently in effect have previously been provided to Parent and Sub.

(b) Subsidiaries. The Company has no subsidiary.

(c) Capital Structure.

(i) Schedule 3.01(c) sets forth a list of (i) all holders of Capital Stock on the date hereof, including the amount and kind of capital stock held by each such holder and (ii) all outstanding options and warrants pursuant to which the Company is or may become obligated to issue any shares of the Company Capital Stock or other securities of or other equity interests in the Company and the holders thereof.

(ii) As of the date hereof, the capital stock of the Company authorized, outstanding or reserved for issuance consists of: (i) 50,000,000 shares of Common Stock, no par value, authorized, of which 12,302,639 shares are issue and outstanding; and (ii) 2,332,468 shares of preferred stock, no par value, authorized, of which (A) 331,390 shares have been designated as Series A Preferred Stock, of which 318,134 shares are issued and outstanding, and (B) 1,001,078 shares have been designated as Series B Preferred Stock, of which 990,077 shares are issued and outstanding, (iii) 6,345,010 shares of Common Stock reserved for issuance upon exercise of options outstanding pursuant to the Company’s Amended and Restated 1999 Stock Option Plan, (iv) 16,570 shares of Series A Convertible Preferred Stock reserved for issuance upon exercise of warrants, and (v) 11,001 shares of Series B Convertible Preferred Stock reserved for issuance upon exercise of warrants.

(iii) Immediately prior to the Merger, the capital stock of the Company authorized, outstanding or reserved for issuance shall consist of: (i) 50,000,000 shares of Common Stock, no par value, authorized, of which 17,305,203 shares are issue and outstanding; and (ii) 2,332,468 shares of preferred stock, no par value, authorized, of which (A) 331,390 shares have been designated as Series A Preferred Stock, of which 220,352 shares are issued and outstanding, and (B) 1,001,078 shares have been designated as Series B Preferred Stock, of which 629,432 shares are issued and outstanding, (iii) 6,345,010 shares of Common Stock reserved for issuance upon exercise of options outstanding pursuant to the Company’s Amended and Restated 1999 Stock Option Plan, (iv) 16,570 shares of Series A Convertible Preferred Stock reserved for issuance upon exercise of warrants, and (v) 11,001 shares of Series B Convertible Preferred Stock reserved for issuance upon exercise of warrants.

(iv) Immediately following the Closing, there will be no options, warrants, rights or convertible securities exercisable for shares of the Company’s Common Stock (“Common Stock Equivalents”) pursuant to which the Company is or may be obligated to issue any shares of the capital stock of or other equity interests in the Company, or rights to sell or otherwise transfer, or otherwise relating to, any issued or unissued shares of the capital stock of or other equity interests in the Company pursuant to any provision of applicable law, the Company’s Certificate or By-laws, any contract to which the Company is a party or otherwise obligated; and, immediately after the Closing there will not be, any contract or encumbrance (including a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement, whether or not the Company is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of or other equity interests in the Company (whether outstanding or issuable upon conversation of any Common Stock Equivalents).

(v) There are no rights to sell or otherwise transfer, or otherwise relating to, any issued or unissued shares of the capital stock of or other equity interests of the Company pursuant to any provision of applicable law, the Company’s Certificate or By-laws, any contract to which the Company is a party or otherwise; and the Company is not a party to, and there is no contract or encumbrance (including a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement, whether or not the Company is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of or any other equity interests in the Company (whether outstanding or issuable upon conversation or exercise of any Common Stock Equivalents).

(d) Authority; Noncontravention.

(i) The Company has the requisite corporate power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval which as part of such approval requires the separate vote of the holders of Series A Preferred stock and Series B Preferred Stock voting without distinction as to series. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Sub and the Company Shareholder Approval) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Merger Agreement do not, and the consummation by the Company of the transactions contemplated by this Merger Agreement and compliance by the Company with the provisions hereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or to a loss of a material benefit under, or result in the creation of any security interest, mortgage, lien, deed of trust or encumbrance (individually and collectively, a “Lien”) upon any of the properties or assets of the Company under, (A) the Certificate or By-laws of the Company, (B) any of the terms, conditions or provisions of any agreement or contract to which the Company is a party or by which it or its properties may be bound, or (C) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation, settlement or arbitration award (“Order”) applicable to the Company or its respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Merger Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

(e) Financial Statements; Undisclosed Liabilities. Set forth in Section 3.01(e) of the Company Disclosure Schedule are complete, true and correct copies of: (A) the audited consolidated balance sheet of the Company as of December 31, 2003, 2002 and 2001, including the notes thereto, (B) the audited consolidated statement of income and cash flows of the Company for the fiscal year ended December 31, 2003, 2002 and 2001, including the notes thereto, (C) the unaudited consolidated balance sheet of the Company as of September 30, 2004, and (D) the unaudited consolidated statement of income and cash flows of the Company for the nine-month period ended September 30, 2004 (collectively, the “Financial Statements”). Except as set forth in the notes thereto and except, in the case of the unaudited Financial Statements, which do not contain footnotes, for normal year-end audit adjustments and disclosures (none of which is expected to be material), the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), as in effect on the date of such audited Financial Statements, and the unaudited Financial Statements have been prepared on a basis consistent with the audited Financial Statements, and the Financial Statements fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of the Company, in each case as of the dates indicated and for the periods covered, as the case may be.

(f) Absence of Certain Changes or Events. Since December 31, 2003, the business of the Company has been operated in the usual and ordinary course consistent with past practice and

(i) there has been no event, condition or change that individually or in the aggregate constitutes a Material Adverse Effect with respect to the Company;

(ii) the Company has not issued any securities of or other equity interests in the Company other than pursuant to the exercise of the previously outstanding options or warrants;

(iii) the Company has not paid or declared any dividends on, or made or declared any distributions with respect to any of its capital stock or other securities, and the Company has not redeemed or acquired any such securities;

(iv) the Company has not entered into any transaction or incurred any liability or obligation, except in the ordinary course of its business consistent with past practice;

(v) the Company has not waived any material right, claim or debt belonging to the Company;

(vi) the Company has not sold or transferred a material amount of the assets it owns except (A) in the ordinary course of its business and (B) assets for which the book value does not exceed $50,000 in the aggregate;

(vii) the Company has not made any loans to any officer, director, employee, consultant, or equityholder thereof (other than advances to such persons in the ordinary course of business in connection with travel and travel-related expenses);

(viii) the Company has not incurred any indebtedness other than indebtedness to trade creditors incurred in the ordinary course of business;

(ix) the Company has not made any Tax election or changed its accounting or Tax policies or procedures as in effect;

(x) the Company has not amended or in any way altered its Certificate or By-laws;

(xi) the Company has not changed the number of shares of the authorized or issued capital stock of the Company, issued or granted any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company, or any securities convertible into shares of such stock, split, combined or reclassified any shares of the capital stock of the Company;

(xii) the Company has not acquired any assets other than in the ordinary and usual course of business;

(xiii) the Company has not entered into any employee agreement with any employee (other than an employee agreement terminable at will without any financial penalty), varied the terms of any Company Plan in any material way or granted any increase in the compensation or employee benefits of any employee, except for increases or variances (A) in the ordinary course of business and consistent with past practice or (B) pursuant to any employee agreement or benefit plan as currently in effect;

(xiv) the Company has not changed or amended in any respect any contract by which the Company or any of its assets or properties are bound or subject, except in the ordinary course of business;

(xv) there has been no resignation or termination of employment of any key officer or key employee or key independent contractor of the Company and the Company does not know of any impending resignation or termination of employment of any such officer, employee or independent contractor;

(xvi) there has been no change, except in the ordinary course of business, in the contingent obligations of the Company thereof by way of guaranty, endorsement, indemnity, or warranty;

(xvii) there has been no waiver or loss of any right of the Company, or the cancellation of any debt, claim or contract or other agreement held by the Company;

(xviii) there has not been any change in (i) the accounting methods, practices or policies followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted, (ii) the revenue recognition policy followed by the Company, or (iii) the deferred revenue account or the accounting methodology applicable to the deferred revenue account;

(xix) there has not been any reduction in the form or amount of insurance coverage maintained by the Company;

(xx) no key supplier of goods or services to the Company thereof has terminated its relationship with the Company; and

(xxii) the Company has not agreed, whether in writing or otherwise, to take any action that, if taken, would render any of the representations set forth in this Section 3.01 untrue.

(g) Litigation; Labor Matters; Compliance with Laws.

(i) There is (A) no suit, action, claim, arbitration, inquiry, complaint, charge or other proceeding (“Litigation”) pending before any court or Governmental Entity, and (B) to the knowledge of the Company, no Litigation threatened against or investigation or inquiry pending with respect to the Company that in either case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Merger Agreement or to perform its obligations hereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which, individually or in the aggregate, has or could reasonably be expected to have, any such effect.

(ii) (A) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization nor is any such contract or agreement presently being negotiated; (B) the Company is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is any such proceeding threatened; (C) there is no strike, work stoppage, slowdown or other similar labor dispute pending or, to the Company’s knowledge, threatened; (D) no grievance is pending or, to the Company’s knowledge, threatened against the Company; (E) no representation question exists or has been raised respecting any of the Company’s employees within the past five years, nor to the knowledge of the Company are there any campaigns being conducted to authorize representation by any labor organization; (F) the Company is in compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company; and (G) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(h) Employee Benefit Plans.

(i) Section 3.01(h) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Merger Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the “Company Plans”.

(ii) With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) the current summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (w) the Form 5500 and attached schedules; (x) audited financial statements; (y) actuarial valuation reports; and (z) attorney’s responses to auditors’ requests for information.

(iii) (A) Each Company Plan has been established and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened; to the knowledge of the Company no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Parent in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time of the Merger; (D) neither the Company nor, to the knowledge of the Company, any other party has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject the Company or Parent or their respective subsidiaries to any material taxes, penalties or other liabilities under the Code or ERISA; (E) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (F) all insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations as of the Effective Time of the Merger have been or will be timely paid or made prior thereto and adequate reserves have been provided for on the Company’s balance sheet for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time of the Merger; (G) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof, except for changes in plan participants or plan assets in the ordinary course of operation of such Company Plans; (H) no Company Plan provides for an increase in benefits at or after the Effective Time of the Merger; (I) neither the Company nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA; and (J) neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

(iv) No Company Plan is subject to Title IV of ERISA, and no Company Plan is a multiemployer plan as defined in Section 4001(A)(3) of ERISA. Neither the Company nor any member of its Controlled Group has ever contributed to or sponsored any multiemployer plan or any plan subject to Title IV of ERISA.

(v) The Company has no unfunded Company Plan that must be accounted for in accordance with SFAS No. 87 or 112.

(vi) No Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transaction contemplated by this Merger Agreement. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(i) Taxes.

(i) The Company has timely filed all Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct in all material respects, or, requests for extensions to file such Tax Returns have been timely filed, granted and have not expired;

(ii) the Company has timely paid all Taxes due whether or not shown on such Tax Returns (other than Taxes that are being contested in good faith by the Company), and has provided adequate reserves in its financial statements (to the extent required by, and in accordance with, GAAP) for any Taxes that have not been paid, whether or not shown on such Tax Returns;

(iii) no claim for unpaid Taxes has been asserted by a tax authority or has become a Lien against the property of the Company;

(iv) there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period, and no power of attorney granted relating to Taxes by or with respect to the Company is currently in force;

(v) no audit or other proceeding by any Governmental Entity has commenced and no notification has been given to the Company that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company; no assessment of Tax has been proposed in writing to the Company or against any of its assets or properties;

(vi) the Company is not a party to, is bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement;

(vii) the Company (A) is not currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income tax return, and (B) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise;

(viii) no consent under Section 341(f) of the Code has been filed with respect to the Company;

(ix) all Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority;

(x) the Company has not agreed to make or is not required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, except as might be required as a result of any transaction contemplated by this Merger Agreement;

(xi) the Company has collected substantially all sales and use taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate taxing authorities, or has been furnished properly completed exemption certificates;

(xii) the Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code. None of the assets of the Company constitutes “United States real property interests” within the meaning of Section 897(c)(1)(A) of the Code; and

(xiii) none of the assets or properties of the Company is an asset or property that is or will be required to be treated as described in Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and as in effect immediately before the enactment of the Tax Reform Act of 1986, or tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority. As used herein, “Tax Return” shall mean any return, declaration, report or similar statement required to be filed with any Governmental Entity with respect to Taxes (including any attached schedules) including, without limitation, any information return, notice, form, claim for refund, amended return and declaration of estimated Tax.

(j) Real Property. Section 3.01(j) of the Company Disclosure Schedule lists all material real property leases to which the Company is a party as a lessee (the “Company Real Property Lease Agreements”). The Company does not own any real property. The Company has a valid and binding leasehold interest in the property that is the subject of the Company Real Property Lease Agreements free and clear of all Liens, except for Permitted Liens. The Company has made available to Parent true, correct and complete copies of each Company Real Property Lease Agreement.

(k) Personal Property.

(i) The Company has good title to, or in the case of leased property and assets has valid leasehold interests in, all of their respective personal property and assets. None of such property or assets is subject to any Liens, except for Permitted Liens.

(ii) The equipment owned or used by the Company or any Subsidiary is in good operating condition and repair, ordinary wear and tear excepted, and is adequate and suitable for its present and intended uses.

(l) Insurance. Section 3.01(l) of the Company Disclosure Schedule contains a summary, as of the date hereof, of all insurance policies maintained by or for the benefit of the Company. There is no material claim by the Company pending under any of such policies relating to the assets, business, operations, employees, officers or directors of the Company as to which coverage has been questioned, denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights. To the knowledge of the Company, there has been no occurrence that may form the basis for a material claim by or on behalf of the Company under any such policy. All premiums payable under all such policies have been paid timely in all material respects, and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds.

(m) Environmental Matters. In connection with Environmental Laws:

(i) the Company has not received any written Environmental Claim or has knowledge of any other Environmental Claim or threatened Environmental Claim;

(ii) the Company has not entered into any consent decree, order or agreement under any Environmental Law;

(iii) to the Company’s knowledge, there are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills or (G) sewers or septic systems present at any facility currently or formerly owned, leased, operated or otherwise used by the Company;

(iv) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Merger Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company following such consummation; and

(v) The Company has not and, to its knowledge, no third party has, generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company, any Hazardous Materials in violation of, or so as could result in liability to the Company under, any Environmental Laws. The Company has not contractually assumed any liabilities or obligations under any Environmental Laws.

(n) Material Contracts.

(i) There have been made available for reasonable review by Parent correct and complete copies of each of the written contracts (or a written description of oral contracts) fitting a description below to which the Company is a party or by which any of them or their properties or assets is bound as of the date hereof (each such contract, a “Material Contract”):

(A) leases of personal property providing for annual rentals of $50,000 or more and all Company Real Property Lease Agreements;

(B) agreements (or series of related agreements) for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which (x) the Company has made aggregate annual payments of $50,000 or more in the preceding twelve months, other than purchase orders entered into in the ordinary course consistent with past practice, (y) the Company has made aggregate payments of $50,000 or more that continue to be agreements that require payment or the furnishing of goods or services, or (z) which by their terms currently require annual payments of $50,000 or more;

(C) agreements providing for the sale by the Company of services, equipment or other assets pursuant to which (x) the Company has received $50,000 or more in the aggregate during the preceding twelve calendar months, (y) the Company has received in the aggregate payments of $50,000 or more, or (z) which by their terms provide for annual payments of $50,000 or more;

(D) partnership, limited partnership, limited liability company, joint venture or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any corporation, company, partnership or joint venture;

(E) agreements relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(F) contracts for joint development of products, services or other assets;

(G) agreements to market, promote, sell or distribute the Company’s products;

(H) agreements relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) or the guarantee of indebtedness of any other person;

(I) any agreements concerning Intellectual Property;

(J) material licenses, franchise or similar agreements which relate to the Company or are necessary for the Company to conduct its business;

(K) any agreement that limits the freedom of the Company to compete in any line of business or with any person or in any area or which would so limit the freedom of the Company, Parent or any of their respective subsidiaries after the Effective Time of the Merger;

(L) employment, severance or consulting agreements (other than standard confidentiality and non-disclosure agreements); and

(M) any other contract or agreement, written or oral, which is material to the business of the Company and not otherwise described in this Section 3.01(n)(i), other than those with vendors, suppliers and customers entered into in the ordinary course of business consistent with past practice.

Section 3.01(n) of the Company Disclosure Schedule sets forth a list of each of the Material Contracts.

(ii) The Company is not, or has not received any notice or has any knowledge that any other party is or is alleged to be, in breach or default in any material respect under any Material Contract, or any other agreement, commitment, arrangement, lease, policy or other instrument to which it is a party or by which it is bound; and, to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. (A) Each Material Contract constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, (B) the Company is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company or permit termination, modification or acceleration by any third party thereunder, and (C) no person has the right to terminate or repudiate on less than 30 days notice or, to the knowledge of the Company, has repudiated (except for the termination rights set forth in the contract) any provision thereof.

(o) Brokers. No broker, investment banker, financial advisor or other person, other than Updata Capital, Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates.

(p) Affiliate Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between the Company, on the one hand, and any (i) officer or director of the Company (other than employment, severance or consulting contracts, commitments, agreements, or arrangements disclosed on Schedule 3.01(n) of the Company Disclosure Schedule), (ii) record or beneficial owner of 5% or more of any of the voting securities of the Company or (iii) other affiliate of the Company or any such officer, director or beneficial owner (or any family member thereof), on the other hand.

(q) Required Company Vote. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Merger Agreement, the Merger and the other transactions contemplated hereby.

(r) Intellectual Property.

(i) The Company either (1) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any encumbrances, license or other restrictions), all Company Intellectual Property (including but not limited to the Intellectual Property Rights set forth on Schedule 3.01(r)), (2) has rights to the use of all Company Intellectual Property pursuant to an agreement, license, sublicense, permission or other Contract, (and is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof) or (3) has the right to require the applicant of any Company Intellectual Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership to the Company of the application and of the registration once it issues;

(ii) no action, suit proceeding, hearing, investigation, charge, complaint, claims or demand has been made, is pending, or has been asserted or, to the Company’s knowledge, are threatened by any person, nor to the Company’s knowledge, is there any basis for any bona fide claims, challenging the ownership, legality, use, validity, enforceability or effectiveness of any of Company Intellectual Property;

(iii) to the Company’s knowledge, no third party, including any Employee, has interfered with, infringed upon, misappropriated, used without authorization or otherwise come into conflict with any Company Intellectual Property;

(iv) to the Company’s knowledge, the Company has not infringed on, interfered with, misappropriated, or otherwise come into conflict with, and the continued operation of the Company’s business as has been conducted and is currently conducted, does not infringe on, interfere with, misappropriate, or otherwise come into conflict with any Intellectual Property Right of any other person, and no such claim has been asserted or is threatened by any person (including any claim that the Company must license or refrain from using any Intellectual Property Rights of any third party) nor is there any basis for any bona fide claims therefor;

(v) the Company has not granted any interest or other rights in any of Company Intellectual Property nor has any Company Intellectual Property owned by the Company been assigned, or transferred to any third party; and the Company has not licensed or sublicensed any Company Intellectual Property to any person;

(vi) Company Intellectual Property includes all the Intellectual Property Rights that are necessary for the operation and conduct of the Company’s business as currently conducted; and the Company has the rights to use all of the Company Intellectual Property in all jurisdictions in which the Company conducts its business;

(vii) the execution, delivery and performance by the Company of this Merger Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not alter or impair or result in the loss of any rights or interests of the Company in any Company Intellectual Property and all such Company Intellectual Property will be owned or available for use by the Surviving Company on identical terms and conditions immediately subsequent to the Closing;

(viii) the Company has taken all commercially reasonable action to maintain and protect each item of Company Intellectual Property, including, without limitation, entering into valid and effective confidentiality/non-disclosure agreements with any third parties or Employees to whom it discloses any confidential information or trade secrets which are Company Intellectual Property and making all filings or and all payments of all maintenance and similar fees for any Company Intellectual Property which are registrations or applications for registrations.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect with respect to Parent. Parent has made available to the Company complete and correct copies of its certificate of incorporation and bylaws and the certificate of formation of Sub.

(b) Capital Structure.

(i) As of the date of this Merger Agreement, the authorized capital stock of Parent consists of (A) 35,000,000 shares of Parent Common Stock, par value $0.00001 per share, authorized, of which 18,186,357 shares are issued and outstanding; and (ii) 3,000,000 shares of preferred stock, par value $0.01 per share, authorized, of which (A) 1,000,000 shares have been designated as “Series A Preferred Stock,” of which no shares are issued and outstanding, (B) 297,500 shares have been designated “Series B Junior Participating Preferred Stock,” of which no shares are issued and outstanding and (C) 1,702,500 shares may be designated by the Board of Directors but have not been designated, of which no shares are issued and outstanding, (iii) 421,934 shares of Parent Common Stock reserved for issuance upon exercise of options outstanding pursuant to the Parent’s 1989 Stock Option Plan and the 1999 Stock Option Plan and (iv) 200,000 shares of Parent Common Stock reserved for issuance upon exercise of warrants.

(ii) Except as set forth above, as of the date of this Merger Agreement, there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Common Stock or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(iii) There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of Parent Common Stock.

(c) Authority; Noncontravention.

(i) Parent and Sub have all requisite corporate and organizational power and authority to enter into this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of Parent and Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Merger Agreement do not, and the consummation by Parent and Sub of the transactions contemplated by this Merger Agreement and compliance by Parent and Sub with the provisions of this Merger Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a “put” right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, (A) the certificate of incorporation (or similar organizational document) or bylaws of Parent or Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their respective properties or assets or (C) subject to the governmental filings and other matters referred to in the following sentence, any Order applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Merger Agreement or perform their respective obligations hereunder. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Merger Agreement or the consummation by Parent and Sub of any of the transactions contemplated hereby, except for (w) the listing of the shares of Parent Common Stock comprising part of the Merger Consideration on the Nasdaq Stock Market, (x) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Merger Agreement and the transactions contemplated hereby, (y) the filing of the Certificate of Merger with the Secretary of State of the State of New Jersey and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (z) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (1) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of Parent’s and Sub’s obligations hereunder or (2) have a Material Adverse Effect with respect to Parent.

(d) Parent SEC Reports; Financial Statements.

(i) Parent has filed all forms, reports, statements and documents required to be filed with the SEC since its shares were registered under the Exchange Act (collectively with all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Reports”). Except to the extent revised or superseded by a subsequent filing with the SEC, none of the Parent SEC Reports filed prior to the date hereof, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including any related notes thereto) included in the Parent SEC Reports complies as to form in all material respects with the published rules and regulations of the SEC, has been prepared in accordance with GAAP, as in effect on the date of such financial statements (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and GAAP) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

(e) Absence of Certain Changes or Events. Since December 31, 2003, there is not and has not been: (i) any Material Adverse Change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent; (iii) any action which, if it had been taken or occurred after the execution of this Merger Agreement, would have required the consent of the Company pursuant to this Merger Agreement; or (iv) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Merger Agreement or perform their obligations hereunder.

(f) Litigation; Compliance with Laws.

(i) There is (A) no Litigation pending before any court or Governmental Entity, and (B) to the knowledge of Parent, no Litigation threatened against or investigation pending with respect to Parent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Merger Agreement or to perform their obligations hereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent which, individually or in the aggregate, has or could reasonably be expected to have, any such effect.

(ii) The business of Parent is not being conducted in violation of any applicable law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect with respect to Parent.

(g) Brokers. No broker, investment banker, financial advisor or other person, other than Prospect Financial Advisors, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent or Sub.

(h) Interim Operations of Sub. Sub was formed on October 15, 2004 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(i) Required Vote. Parent, as the sole member of Sub, has approved this Agreement. No other vote of holders of any class or series of securities of Parent or Sub is necessary to approve this Merger Agreement, the Merger and the transactions contemplated hereby.

(j) Validly Issued. All shares of Parent Common Stock to be issued upon the conversion of the shares of Company Capital Stock will be, upon their issuance, validly issued, fully paid and nonassessable.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

SECTION 4.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Merger Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Merger Agreement or as may be required in preparation for or in contemplation of the transactions contemplated by this Merger Agreement), and except as approved by Parent, which approval shall not be unreasonably withheld or delayed, the Company shall act and carry on its business in the ordinary course of business consistent with past practice and use its best efforts to preserve substantially intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, and others having significant business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Merger Agreement to the Effective Time of the Merger, the Company shall not:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or (B) split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(ii) amend its Certificate or By-laws;

(iii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $5,000 individually and $10,000 in the aggregate;

(v) (A) incur any indebtedness for borrowed money (excluding additional advances for working capital purposes under the Company’s existing line of credit with Silicon Valley Bank, provided that the outstanding principal balance on such line of credit shall not exceed $500,000) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person;

(vi) (A) acquire or lease, or agree to acquire or lease, any assets, other than in the ordinary course of business consistent with past practice not to exceed $50,000 in the aggregate and assets acquired pursuant to clause (B), or (B), or make or agree to make any capital expenditures, except capital expenditures which, individually do not exceed $10,000 or in the aggregate, do not exceed $50,000;

(vii) other than in connection with the transactions contemplated by this Merger Agreement, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(viii) enter into or amend any collective bargaining agreement;

(ix) change any accounting principle used by it, except as required by GAAP; or

(x) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates.

(b) Conduct of Business by Parent. During the period from the date of this Merger Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Merger Agreement), and except as approved by the Company, which approval shall not be unreasonably withheld or delayed, Parent shall not:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, Parent Common Stock, (including any forward stock split or stock dividend), or (B) combine or reclassify the Parent Common Stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of Parent Common Stock;

(ii) amend Parent’s certificate of incorporation or bylaws in a manner that would be materially adverse to the holders of Parent Common Stock (it being understood that an amendment to the certificate of incorporation of Parent increasing the number of authorized shares of Parent Common Stock or other capital stock of Parent shall not be deemed to be materially adverse to the holders of Parent Common Stock); or

(iii) authorize, or commit or agree to take, any of the foregoing actions.

(c) Tax-Free Reorganization Treatment. The Company and Parent shall not intentionally take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

(d) Other Actions. The Company and Parent shall not (i) intentionally take any action that, if taken on or prior to the date of this Merger Agreement, would have resulted in any of its representations and warranties set forth in this Merger Agreement being untrue, (ii) intentionally take any action that would or reasonably might be expected to result in any of the conditions set forth in Article VI not being satisfied, or (iii) intentionally take any action that could reasonably be expected to materially delay or impair the ability of such party to consummate the transactions contemplated by this Merger Agreement. The Company and Parent shall promptly advise the other party orally and in writing of (A) any action of the type set forth in clause (i) above, (B) the failure by such party to comply with any covenant, condition or agreement hereunder and (C) any event which could reasonably be expected to cause the conditions set forth in Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreement of the parties or the conditions to their obligations hereunder.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Preparation of Solicitation Materials; Shareholder Consent Solicitation.

(a) The information provided and to be provided by the Company, Parent and Sub, respectively, for use or incorporation by reference in any mailing to the Shareholders in connection with the Merger, at the time of such mailing, shall be true and accurate in all material respects and shall not omit to state a material fact required to be stated therein or necessary to make such information not misleading, and the Company and Parent each agrees to correct any information provided by it for use in any such mailing which shall have become false or misleading. All mailings to the Shareholders in connection with the Merger shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed).

(b) The Company will, as promptly as practicable following the date of this Merger Agreement and in consultation with Parent for the purpose of obtaining the Company Shareholder Approval, solicit the consent of its shareholders (the “Shareholder Consent”) from those shareholders whose consents have not been obtained in connection with the execution of this Merger Agreement for the purpose of approving this Merger Agreement and the transactions contemplated by this Merger Agreement to the extent required by the BCA. The Company will, through its Board of Directors, recommend to the Shareholders approval of the foregoing matters. The Company will use its reasonable best efforts to obtain the Shareholder Consent as soon as practicable.

SECTION 5.02. Access to Information; Confidentiality.

(a) The Company shall, and shall cause its respective officers, employees, counsel, financial advisors and other representatives to, afford to the Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time of the Merger, to its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause its respective officers, employees and representatives to, furnish promptly to the Parent all information concerning its business, properties, financial condition, operations and personnel as the Parent may from time to time reasonably request. Without limiting the generality of the foregoing, the Company shall make available to Parent, as soon as reasonably practicable after they are available, all unaudited monthly financial statements prepared in accordance with past practice. The Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

SECTION 5.03. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Merger Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Merger Agreement, including (a) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any “put” right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Merger Agreement, (b) defending any lawsuits or other proceedings challenging this Merger Agreement and (c) accepting and delivering additional instruments necessary to consummate the transactions contemplated by this Merger Agreement.

SECTION 5.04. Public Announcements. Neither Parent and Sub, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Merger Agreement, including the Merger, without the other party’s prior written consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or the rules of the Nasdaq Stock Market. In addition to the foregoing, Parent, Sub and the Company will, if practicable under the circumstances, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions that may be required by the exception in the preceding sentence. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Merger Agreement shall be mutually agreed upon prior to the issuance thereof.

SECTION 5.05. No Solicitation. The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company authorize or permit any of its officers, directors, agents, representatives, advisors or subsidiaries to, (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person (other than Sub or Parent) relating to (i) any acquisition or purchase of any material assets of the Company or of over 5% of any class of equity securities of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 5% or more of any class of equity securities of the Company, (iii) any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Merger Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, “Acquisition Proposals”), or agree to or endorse any Acquisition Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub or Parent) to do or seek any of the foregoing. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

SECTION 5.06. Stock Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been duly obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

(c) Stock Listing. The shares of Parent Common Stock issuable to the Shareholders pursuant to this Merger Agreement shall have been authorized for listing on the Nasdaq Stock Market upon official notice of issuance.

(d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement or the Voting Agreements or seeking to obtain from the Company, Parent, Sub or any of their affiliates any damages that could reasonably be expected to have a Material Adverse Effect with respect to the Company.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and also shall be true and correct in all material respects as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Merger Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer, the president and the chief financial officer of the Company to the effect set forth in this paragraph.

(c) Consents, etc. Parent and Sub shall have received evidence, in form and substance reasonably satisfactory to them, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of (i) any United States federal or state governmental authorities or (ii) any other governmental authorities or third parties as are set forth on Section 3.01(d) of the Company Disclosure Schedule have been obtained and are in effect.

(d) No Litigation. No suit, action or proceeding by any other person shall be pending that seeks any of the relief or remedies described in Section 6.01(d) as to which there is a reasonable possibility of success and that otherwise could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(e) Good Standing. Parent shall have received a certificate issued by the Secretary of State of the State of New Jersey evidencing the good standing of the Company in such jurisdiction as of a date not more than 10 days prior to the Closing Date.

(f) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Secretary of the Company as to the incumbency of officers executing this Merger Agreement and the certificates set forth in paragraphs (a) and (b) above, in form and substance reasonably satisfactory to Parent.

(g) Legal Opinion. Parent shall have received the opinion of Sonnenschein, Nath & Rosenthal, LLP, counsel to the Company, dated the Closing Date in form and substance satisfactory to Parent.

(h) Dissenting Shares. The holders of not more than 10% of the shares of Company Capital Stock, on a Common Stock equivalent basis, shall have demanded payment for their shares of Company Common Stock pursuant to Section14A:11-2 of the BCA.

(i) Termination of Agreements. The Amended and Restated Stockholders’ Agreement and the Amended and Restated Investor Rights Agreement, both dated July 19, 2001, shall be terminated and of no further force and effect as of the Effective Time of the Merger.

(k) Releases. The consents the Company shall have obtained as part of the Company Shareholder Approval shall contain a release from each consenting Shareholder in form and substance satisfactory to Parent as to all claims, causes of action, debts, demands and proceedings each Shareholder may possess against the Company.

(l) Accounting Progress. Parent shall have determined in its reasonable discretion that the Company’s accountants will be able to complete their services to enable Parent to timely file, in connection with the Merger, a Form 8-K with the SEC containing the financial information required by such form.

(m) Transaction Expenses. The recipients of the payments of all Transaction Expenses shall have rendered final invoices for all amounts due them in connection with the Merger.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and also shall be true and correct in all material respects as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to the effect set forth in this paragraph.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Merger Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to the effect set forth in this paragraph.

(c) Good Standing. The Company shall have received certificates issued by the Secretary of State of the states of Delaware and New Jersey evidencing the good standing of Parent and Sub, respectively, in such jurisdictions as of a date not more than 10 days prior to the Closing Date.

(d) Secretary’s Certificate. Parent and Sub shall have delivered to the Company a certificate of the secretary of Parent as to the incumbency of officers executing this Merger Agreement, the certificate of incorporation of Parent, a copy of which shall be appended to such certificate, and the certificate set forth in paragraphs (a) and (b) above, and in form and substance satisfactory to the Company.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company; or

(b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by either Parent or the Company if the Merger shall not have been consummated on or before December 30, 2004 (other than due to the failure of the party seeking to terminate this Merger Agreement to perform its obligations under this Merger Agreement required to be performed at or prior to the Effective Time of the Merger); or

(d) by Parent if at the Shareholders’ Meeting (including any adjournment thereof), the holders of the requisite percentages of the outstanding shares of Company Common Stock shall not have approved the Merger, this Merger Agreement and the consummation of the transactions contemplated hereby.

SECTION 7.02. Effect of Termination. In the event of termination of this Merger Agreement by either the Company or Parent as provided in Section 7.01, this Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than as set forth in Section 8.01.

SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders; provided further, however, that after the Effective Time of the Merger any amendment shall require the consent of the Shareholders’ Representative. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Merger Agreement or in any document delivered pursuant to this Merger Agreement or (c) waive compliance with any of the agreements or conditions contained in this Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Merger Agreement to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights. No such waivers on behalf of the Company or Parent shall constitute a waiver of any indemnification rights under Section 9.03 of this Merger Agreement.

SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Merger Agreement pursuant to Section 7.01, an amendment of this Merger Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE VIII

REGISTRATION RIGHTS

SECTION 8.01. Parent Registration.

(a) If (but without any obligation to do so) the Parent proposes to register (including for this purpose a registration effected by the Parent for any stockholder other than the Shareholders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Parent stock plan, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) (a “Parent Registration Statement”), the Parent shall, at each such time, promptly give the Shareholders notice of such registration. Upon the written request of a Shareholder, the Parent shall, subject to the provisions of Sections 8.02(b)-(e), use its reasonable best efforts to cause to be registered under the Act all of the Registrable Securities that such Shareholder has requested to be registered as soon as practicable under the Parent Registration Statement. In the event that the Parent decides for any reason not to complete the registration of shares of Parent Common Stock other than Registrable Securities, the Parent shall have no obligation under this Section 8.01 to continue with the registration of Registrable Securities. Any request pursuant to this Section 8.01 to register Registrable Securities as part of an underwritten public offering of the Parent’s Common Stock or other securities shall specify that such Registrable Securities are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration.

(b) The Parent shall not be required under this Section 8.01 to include any securities of any Shareholder in a Parent Registration Statement unless such selling Shareholder accepts the terms of the underwriting as agreed upon between the Parent and the underwriters selected by it. If the underwriters advise the Parent that marketing factors require a limitation on the number of shares, including Registrable Securities, to be included in such offering, then the Parent shall so advise the Shareholders and all other holders of securities of the Parent that may be included therewith in such registration and that would otherwise have been underwritten pursuant to this Section 3, and the number of shares, including Registrable Securities, that may be included in the registration shall be apportioned first to the Parent, then pro rata among the Shareholders and other Parent stockholders who desire to sell their shares of Parent Common Stock under such registration.

(c) The number of Registrable Securities of a Shareholder that may be excluded from an offering under this Section 8.01 may include all of such Shareholder’s Registrable Securities.

SECTION 8.02. Form S-3 Registration.

(a) The Parent shall prepare and file with the SEC a registration statement covering the resale of all of the Registrable Securities then held by the Shareholders for an offering to be made on a continuous basis pursuant to Rule 415. The registration statement required hereunder shall be on Form S-3 (except if the Parent is not then eligible to register for resale the Registrable Securities on Form S-3, in which case the registration shall be on another appropriate form in accordance herewith) (the “Shareholders’ Registration Statement”). Subject to the terms of this Merger Agreement, the Parent shall use its reasonable best efforts to cause the Shareholders’ Registration Statement to be declared effective under the Act prior to or upon the earlier of one hundred twenty (120) days following the effectiveness of a Parent Registration Statement or, if no such Parent Registration Statement is filed within thirty (30) days of the Effective Time of the Merger or if a Parent Registration Statement is so filed but subsequently withdrawn, one hundred twenty (120) days of the Effective Time of the Merger, and Parent shall use its commercially reasonable efforts to keep the Shareholders’ Registration Statement continuously effective, supplemented and amended under the Act until such date when all Registrable Securities covered by the Shareholders’ Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k), as determined by the counsel to the Parent pursuant to a written opinion letter to such effect, addressed and acceptable to the Parent’s transfer agent.

(b) Notwithstanding the foregoing, the Parent shall not be obligated to effect any such registration pursuant to this Section 8.02 if the Parent shall furnish to the Shareholders a certificate signed by the chief executive or chief financial officer of the Parent stating that, in the good faith judgment of the Board of Directors of the Parent, it would be seriously detrimental to the Parent and its stockholders for such Shareholders’ Registration Statement to be filed or effected at such time, in which event the Parent shall have the right to defer the filing of the Shareholders’ Registration Statement for a period of not more than ninety (90) days following the date upon which the Shareholders’ Registration Statement was initially intended to be effective under Section 8.02(b). The Parent shall use its commercially reasonable efforts to cause the Shareholders’ Registration Statement to be declared effective under the Act as promptly as possible thereafter.

(c) Notwithstanding the foregoing, Parent may prohibit offers and sales of the Parent Common Stock pursuant to the Shareholders’ Registration Statement at any time if (i) (A) it is in possession of material non-public information, (B) the Board of Directors of Parent determines based on advice of counsel that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, and (C) the Board of Directors of Parent determines in good faith that disclosure of such material non-public information would not be in the best interests of Parent and its stockholders; or (ii) Parent has made a public announcement relating to an acquisition or business combination transaction including Parent and/or one or more of its subsidiaries (A) that is material to Parent and its subsidiaries taken as a whole, and (B) the Board of Directors of Parent determines in good faith that offers and sales of the Parent Common Stock pursuant to the Shareholders’ Registration Statement prior to the consummation of such transaction (or such earlier date as the Board of Directors shall determine) is not in the best interests of Parent and its stockholders (the period during which any such prohibition of offers and sales of Parent Common Stock pursuant to the Shareholders’ Registration Statement is in effect pursuant to clause (i) or (ii) of this Section 8.02(c) is referred to herein as a “Suspension Period”). A Suspension Period shall commence on and include the date on which Parent provides written notice to holders of Parent Common Stock covered by the Shareholders’ Registration Statement that offers and sales of Parent Common Stock cannot be made thereunder in accordance with this Section 8.02(c) and shall end three (3) business days after the earlier to occur of (x) in the case of a Suspension Period resulting from clause (i) of this Section 8.02(c), the date on which such material information is disclosed to the public or ceases to be material or Parent is able to so comply with its disclosure obligations and SEC requirements, (y) the date Parent delivers notice to the holders of Parent Common Stock covered by the Shareholders’ Registration Statement terminating the Suspension Period, or (z) ninety (90) days after written notice is provided by Parent to the holders of Parent Common Stock covered under the Shareholders’ Registration Statement of such Suspension Period. Each notice shall state to the extent, if any, as is practicable, an estimate of the expected duration of the Suspension Period.

(d) Each holder of Parent Common Stock covered under the Shareholders’ Registration Statement agrees that, upon receipt of any notice from Parent of a Suspension Period, such holder shall forthwith discontinue disposition of such shares until such holder’s receipt of (A) copies of the supplemented or amended prospectus contemplated by Section 8.03(b), or until counsel for Parent shall have determined that such disclosure is not required due to subsequent events, (B) notice in writing from Parent that the use of the prospectus may be resumed, (C) copies of any additional or supplemental filings with respect to the prospectus, or (D) until the expiration of the Suspension Period.

(e) No Shareholder having the right to receive more than 100,000 shares of Parent Common Stock in the Merger shall be allowed to sell under the Shareholders’ Registration Statement or under Rule 144 under the Act (other than Rule 144(k)) in any 30 calendar day period more than three times the average daily trading volume on the Nasdaq Stock Market for the 30 trading days ending three days prior to the Shareholder’s sale of the shares of Parent Common Stock.

SECTION 8.03. Obligations of the Parent. Whenever required under this Merger Agreement to effect the registration of any Registrable Securities under a registration statement, the Parent shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective;

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish to the Shareholders such copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request to facilitate the disposition of all securities covered by such registration statement;

(d) List the Registrable Securities being registered on any national securities exchange on which a class of the Parent’s equity securities is listed or qualify the Registrable Securities being registered for inclusion on NASDAQ if the Parent does not have a class of equity securities listed on a national securities exchange; and

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, the form of which shall be acceptable to Parent in its sole and absolute discretion, with the managing underwriter(s) of such offering. Any Shareholder shall also enter into and perform its obligations under such an agreement, if electing to participate in such an offering pursuant to Section 2.

SECTION 8.04. Furnish Information. It shall be a condition precedent to the obligations of the Parent to take any action pursuant to Sections 8.01, 8.02 and 8.03 of this Merger Agreement that each selling Shareholder furnish to the Parent such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as Parent shall reasonably request to effect the registration of their Registrable Securities and shall execute such documents in connection with such registration as the Parent may request. Each holder of Registrable Securities as to which any registration statement is being effected agrees prior to effecting any sale of the Registrable Securities thereunder to furnish promptly to Parent all information required to be disclosed in order to make any requisite information previously furnished to Parent by such holder of Registrable Securities not materially misleading or necessary to cause such registration statement not to omit a material fact with respect to such holder of Registrable Securities necessary in order to make the statements therein not misleading.

SECTION 8.05. Expenses of Registration. In connection with any registration pursuant to this Merger Agreement, the Parent shall be responsible for the payment of all reasonable expenses of the registration (including without limitation, the fees and expenses of Grant Thornton incurred in preparing financial statements and other information concerning the Company), with the exception of (a) underwriting discounts and commissions, which shall be paid by the Parent, the Shareholder and any other selling holder of the Parent’s securities in proportion to the aggregate value of the securities offered for sale by each of them, and (b) the fees and expenses of any law firm or firms acting as counsel to a Shareholder or Shareholders and any other selling holders of the Parent’s securities, which expenses and fees of such counsel, if any, shall be the obligation of such Shareholder(s). The expenses to be paid by the Parent shall include, without limitation, all registration, filing and qualification fees, printing and accounting fees and the fees and disbursements of counsel for the Parent.

SECTION 8.06. Delay of Registration. No Shareholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration of the Parent as the result of any controversy that might arise with respect to the interpretation or implementation of this Merger Agreement.

SECTION 8.07. Assignment of Registration Rights. The rights to cause the Parent to register Registrable Securities pursuant to this Merger Agreement shall not be assigned by any Shareholder; provided, however, that the rights to cause the Parent to register Registrable Securities may be assigned where the transfer is by (a) a partnership to its partners or retired partners in accordance with partnership interests, (b) a corporation to its stockholders in accordance with their interest in the corporation, (c) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (d) a trust to its grantors, or (e) an individual to such Shareholder’s family members, a trust for the benefit of such Shareholder or his/her family members, or a trust to its grantors. Any assignment made in violation of this Section 8.07 shall be null and void ab initio.

ARTICLE IX

ESCROW AND INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement shall survive the consummation of the Merger and continue until twenty-four (24) months after the Closing Date (the “Escrow Termination Date”); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims, and provided further that representations, warranties and covenants relating to Taxes shall survive until thirty (30) days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants to be performed after the Closing Date shall continue indefinitely.

SECTION 9.02. Escrow Fund. As soon as practicable after the Closing Date, a portion of the Parent Common Stock to be issued to the Shareholders at the Closing shall, without any act of any Shareholder, be registered in the name of, and be deposited with, [Name of Escrow Agent] (or other institution selected by Parent) as escrow agent (the “Escrow Agent”), such deposit to constitute the escrow fund (the “Escrow Fund”) and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit [] (the “Escrow Agreement”). In accordance with the terms of Section 2.02(i), the Parent shall deposit into the Escrow Fund the number of shares of Parent Common Stock (the “Initial Escrow Shares” and, together with the New Shares (as defined below), the “Escrow Shares”) and the amount of Cash Consideration that would otherwise be issuable and payable to the Shareholders in the Merger as set forth in Section 2.02(i). In the event that any Damages (as defined below) arise, the Escrow Fund shall be available to compensate the Indemnified Persons (as defined below) pursuant to the indemnification obligations of the Shareholders pursuant to Section 9.03 and in accordance with the Escrow Agreement.

SECTION 9.03. Indemnification.

(a) Subject to the limitations set forth in Sections 9.02, 9.03, 9.04 and 9.05, from and after the Closing Date, the Shareholders shall jointly and severally protect, defend, indemnify and hold harmless the Parent, Sub, Surviving Company and their respective affiliates, officers, directors, employees, representatives and agents (each an “Indemnified Person” and collectively “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Company and the Shareholders contained in this Merger Agreement, including any exhibits or schedules attached hereto or thereto or as a result of the demand for payment by any Shareholder of the Company under Section 14A:11-2 of the BCA.

(b) The Parent shall protect, defend, indemnify and hold harmless the Shareholders from and against any and all losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys’ fees) and expenses, that any of the Shareholders incurs or reasonably anticipates incurring by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the covenants or agreements of Parent under Section 8.02.

SECTION 9.04. Limitation of Indemnification Obligations. Except as otherwise provided below, each of the Shareholders shall not be required to indemnify the Parent under the provisions of Section 9.03 for an aggregate amount in excess of the shares of Parent Common Stock and cash that such Shareholder has contributed to the Escrow Fund in connection with the Merger and any Indemnified Person shall solely look to such Escrow Fund for the satisfaction of any indemnification obligations of the Shareholders arising under this Agreement; provided, however, in the event of a breach of Section 3.01(c) (Capital Structure) or Section 3.01(i) (Taxes), or fraud, intentional misrepresentation, willful misconduct or criminal conduct, after the Escrow Fund shall have been exhausted or by its terms expired, the Shareholders shall remain liable severally and not jointly on a pro rata basis up to the total amount actually received by each such Shareholder pursuant to this Merger Agreement for such breach or fraud, intentional misrepresentation, willful misconduct or criminal conduct. For purposes of determining the total amount received, each share of Parent Common Stock received by a Shareholder shall be deemed the equivalent of $7.00.

SECTION 9.05. Damages Threshold. Notwithstanding the foregoing, the Indemnified Persons shall not be entitled to any indemnification pursuant to Section 9.03 in respect of Damages prior to the incurrence by such persons of Damages in the aggregate amount in excess of $50,000; provided, however, that once the Damages exceed $50,000, the Indemnified Persons shall be entitled to indemnification for all Damages they have sustained. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Purchaser shall be disregarded.

SECTION 9.06. Escrow Paid. Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the “Escrow Period”). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares and any other property held in the Escrow Fund; provided, however, that the amount of cash and the number of Escrow Shares, which, in the reasonable judgment of Parent, subject to the objection of the Shareholders’ Representative (as defined in Section 9.08) and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any certificate signed by an officer of Parent as provided in the Escrow Agreement delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders all cash and Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims.

SECTION 9.07. Method of Asserting Claims. All claims made for indemnification out of the Escrow Fund by the any Indemnified Person pursuant to Section 9.03 shall be made in accordance with the provisions of the Escrow Agreement.

SECTION 9.08. Shareholders’ Representative; Power of Attorney. The Shareholders of the Company, by virtue of their approval of the Merger and of this Merger Agreement, hereby appoint Edison Venture Funds IV SBIC, L.P. and PA Early Stage Partners II as their agent and attorney-in-fact to act as the “Shareholders’ Representative” for each such party for and on behalf of such parties, to give and receive notices and communications hereunder on behalf of such parties, to enter into and perform the Escrow Agreement, to authorize delivery to Parent of Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Parent or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. In the event Edison Venture Funds IV SBIC, L.P. dissolves or otherwise is unable to serve as Shareholders’ Representative, the Shareholders holding a majority in interest held in the Escrow Fund shall have the right to designate a successor.

SECTION 9.09. Distributions; Voting.

(a) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) (“New Shares”) in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be retained in escrow pending final distribution of the Escrow Fund and will not be immediately distributed to the beneficial owners of the Escrow Shares. Such dividends will become part of the Escrow Fund and will be available to satisfy Damages. The beneficial owners of the Escrow Shares shall pay any taxes on such dividends.

(b) Each Shareholder shall have voting rights with respect to that number of Escrow Shares contributed to the Escrow Fund on behalf of such Shareholder (and on any voting securities added to the Escrow Fund in respect of such Escrow Shares) so long as such Escrow Shares or other voting securities are held in the Escrow Fund. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Shareholders. Parent shall show Parent Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Remedies.

(a) The waiver on the part of any party of a breach of any provision of this Merger Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver and shall be effective only to the extent specifically set forth in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at applicable law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) All remedies, either under this Merger Agreement or by applicable law shall be cumulative and not alternative, and any person having any rights under any provision of this Merger Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Merger Agreement and to exercise all other rights granted by applicable law, equity or otherwise.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications under this Merger Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile or by overnight courier (providing proof of delivery) to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to Parent or Sub, to:

Online Resources Corporation
7600 Colshire Drive
6th Floor
McLean, VA 22102
Facsimile: (703) 873-0204
Attention: Catherine Graham, CFO

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
12010 Sunset Hills Road
Suite 900
Reston, Virginia 20190
Facsimile: (703) 464-4895
Attention: Mark J. Wishner, Esq.

(b) if to the Company, to:

Incurrent Solutions, Inc.
900 Lanidex Plaza, Third Floor
Parsippany, New Jersey 07054
Facsimile: (973) 781-9017
Attention: President

with a copy to:

Sonnenschein Nath & Rosenthal LLP
101 JFK Parkway
Short Hills, New Jersey 07078
Facsimile: (973) 912-7199
Attention: Victor H. Boyajian, Esq.

(c) if to the Shareholders’ Representative, to:

Edison Venture Fund IV SBIC, L.P.
1009 Lenox Drive, #4
Suite 200
Lawrenceville, NJ 08648
Attn: Christopher Sugden
Facsimile: (609) 896-0066

PA Early Stage Partners II, L.P.
1200 Liberty Ridge Drive
Suite 310
Wayne, Pennsylvania 19807
Facsimile: (610) 254-4240

SECTION 10.03. Definitions. For purposes of this Merger Agreement the terms below when used in this agreement shall have the following meanings:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(b) “Environmental Claim” means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any Subsidiary or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws;

(c) “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws;

(d) “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and the Subsidiaries to conduct their operations and businesses on the date hereof and consistent with past practices;

(e) “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Parent with the SEC;

(f) “Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law;

(g) “indebtedness” means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (v) all capitalized lease obligations of such person, (vi) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such person and (ix) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person;

(i) “Intellectual Property Rights” shall mean (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including but not limited to ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (viii) all other proprietary rights, and (ix) all licenses, sublicenses, permissions or other Contracts in connection with any of the foregoing. The term “Company Intellectual Property” shall mean all Intellectual Property Rights which are used in connection with the conduct of the business of the Company as currently conducted.

(j) “knowledge” means, with respect to any matter, (i) in the case of Parent, the knowledge of any director or executive officer of Parent after due inquiry into such matter (and if there was no due inquiry, then knowledge as if due inquiry were made) and (ii) in the case of the Company, the knowledge of any director or executive officer after due inquiry into such matter (and if there was no due inquiry, then knowledge as if due inquiry were made);

(k) “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect, event or occurrence that either individually or in the aggregate with all other such changes, effects, events and occurrences is materially adverse to the business, properties, financial condition or results of operations of the Company or Parent, as the case may be, and its respective subsidiaries taken as a whole;

(l) “Permitted Liens” means, collectively, with respect to any of the Company and the Subsidiaries, (A) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (B) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by applicable law of any Governmental Entity incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (C) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (D) Liens on the real or personal property of the Company or any Subsidiary that do not in the aggregate materially interfere with or impair the use or operation of any such real or personal property for the purposes for which it is or may reasonably be expected to be used, (E) Liens disclosed on the Financial Statement or securing liabilities disclosed on the Financial Statements, and (F) other Liens approved by Parent and Sub in writing;

(m) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(n) “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Act”), and the declaration or order of effectiveness of such registration statement or document;

(o) “Registrable Securities” means (i) the Parent Common Stock received by the Company Shareholders pursuant to the Merger, and (ii) any Parent Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Parent Common Stock, excluding in all cases, however, any Registrable Securities (x) sold, conveyed, or otherwise transferred or disposed of by a Company Shareholder thereof to any person or entity and (y) any Parent Common Stock which a Company Shareholder is entitled to sell into the public market, together with all other Registrable Securities of the Parent beneficially owned by such Company Shareholder (and all Registrable Securities as to which such Company Shareholder shares beneficial ownership) that is at the time of registration, transferable by such Company Shareholder in a single brokerage transaction under the provisions and within the volume limitations of Rule 144(e)(1) promulgated under the Act or any successor to such Rule;

(p) “SEC” means the Securities and Exchange Commission; and

(q) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 10.04. Interpretation. When a reference is made in this Merger Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Merger Agreement unless otherwise indicated. The table of contents and headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. Whenever the words “include”, “includes” or “including” are used in this Merger Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 10.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.06. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Merger Agreement (other than the Nondisclosure Agreement between the parties). This Agreement is not intended to confer upon any person any rights or remedies other than (a) the parties hereto and (b) the Shareholders pursuant to Section 9.03(b).

SECTION 10.07. Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

SECTION 10.08. Assignment. Neither this Merger Agreement nor any of the rights, interests or obligations under this Merger Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions of this Merger Agreement.

SECTION 10.10 Severability of Provisions. Any provision of this Merger Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Merger Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

SECTION 10.11 Exclusive Jurisdiction. Each party, and each express beneficiary as a condition to its right to enforce or defend its rights under or in connection with this Merger Agreement, (a) agrees that any action with respect to this Merger Agreement or the Merger shall be brought exclusively in the courts of the Commonwealth of Virginia or of the United States District Court for the Eastern District of Virginia, Alexandria Division, (b) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions; provided, however, that any party may assert in an action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such action, may thereafter not be asserted by such party in an original action in the courts referred to in clause (a) above.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ONLINE RESOURCES CORPORATION

By:

Name:
Title:

INCURRENT ACQUISITION, LLC

By:

Name:
Title:

INCURRENT SOLUTIONS, INC.

By:

Name:
Title:

Accepting the appointment as Shareholders’ Representatives pursuant to Section 9.08:

EDISON VENTURE FUND IV SBIC, L.P., PA Early Stage Partners II, L.P.

By: PA-ESP Partners GP, II, L.P.

General Partner

By: PA-ESP Partners GP Manager II, LLC

By:		Manager

	Name: Title	By: Name:
Title:

RES 120799v9